Exhibit 99.1

CarLotz Provides Update on Profit-Sharing Sourcing Partner Arrangement, Timing of New Hub Openings and Updated 2021 Outlook

May 25, 2021 – Richmond, VA – CarLotz, Inc. (“CarLotz” or the “Company”), a leading consignment-to-retail used vehicle marketplace, today filed a Form 8-K with the Securities and Exchange Commission stating that the Company’s profit-sharing corporate vehicle sourcing partner informed the Company that, in light of current wholesale market conditions, it has paused consignments to the Company. During the three months ended March 31, 2021, this sourcing partner accounted for more than 60% of the cars sold and sourced and, for the second quarter to date, accounted for less than 50% of the cars sold and approximately 25% of cars sourced.

Michael Bor, CarLotz’ Chief Executive Officer commented, “The surge in wholesale vehicle prices and the continuing new car chip shortage continues to place limitations on inventory sourcing throughout the industry. This fact, combined with the pause of our profit-sharing account, has created challenges in obtaining our expected inventory levels. Over the last several months, we have been taking steps designed to increase our sourcing from other channels to address the market challenges, and we expect that they will increase our access to vehicles from consumer consignments, trade-ins and consumer purchases and enhance our ability to profitably source vehicles through auctions. In addition, we remain focused on our goal of increasing our non-competitive sourcing through consignment and bulk buys by adding new corporate vehicle sourcing accounts and increasing our penetration with our existing corporate vehicle sourcing partners.”

Bor further stated, “Our new hubs have performed well, our new hub pipeline remains strong and we continue to expect 14 to 16 hub openings this year. Since our last earnings release, however, the makeup and timing of the pipeline rollout has changed as a result of various factors, including negotiations, licensing and zoning. As a result, the grand openings of a few new hub locations will come later in the year than originally planned, and the 2021 contribution from those hubs will be less than previously anticipated due to this timing.”

Updated 2021 Outlook

The Company is updating its 2021 outlook and financial guidance and comments with respect to its expected second quarter 2021 performance previously provided on May 10, 2021 as a result of:

•	the current business climate, as impacted by the lack of vehicles from this profit-sharing account, coupled with the unpredictable timeline of the chip shortage for new cars and its impact on the wholesale and retail automotive markets; and

•	the slippage in certain hub openings to later than previously expected.

For the full year 2021, the Company expects the following results. This 2021 outlook assumes that, in the second quarter of 2021, the Company will sell greater than 2,000 retail units and will achieve a gross profit per unit of at least $1,800.

New Hub Openings	14 to 16 hub openings, most of which are expected to open in the back half of the year
Retail Units Sold	13,000 to 15,000, which represents more than a 100% increase over 2020 retail units sold
Net Revenue	$272 to $317 million, which represents more than a 125% increase over 2020 net revenue
Gross Profit	$20 to $26 million, which represents more than a 75% increase over 2020 gross profit
Retail GPU	$1,650 to $1,850
SG&A Expenses	$98 to $102 million, excluding non-cash stock compensation expense expected to be approximately $52 million
Adjusted EBITDA*	$(82) to $(72) million
Weighted Average Common Stock Shares Outstanding	111 million shares
Capital Expenditures	$45 to $50 million

*A reconciliation of non-GAAP guidance measures to corresponding GAAP measures for our full year 2021 guidance is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, these costs and expenses that may be incurred in the future.

About CarLotz, Inc.

CarLotz is a used vehicle consignment and Retail Remarketing™ business that provides our corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to access the previously unavailable retail sales channel, while simultaneously providing buyers with prices that are, on average, below those of traditional dealerships. Our mission is to create the world’s greatest vehicle buying and selling experience. We operate a technology-enabled buying, sourcing and selling model that offers a seamless omni-channel experience and comprehensive selection of vehicles, while allowing for a fully contactless end-to-end e-commerce interface that enables no hassle buying and selling. Our proprietary Retail Remarketing™ technology provides our corporate vehicle sourcing partners with real-time performance metrics and data analytics along with custom business intelligence reporting that enables price and vehicle triage optimization between the wholesale and retail channel. Through our marketplace model, we generate significant value for both sellers and buyers through price, selection and experience.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include statements that are not historical facts, such as statements concerning possible or assumed future actions, business strategies, events or results of operations, including statements regarding CarLotz’ expectations or predictions of future financial or business performance or conditions. Forward-looking statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Such statements are based on management’s current expectations and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause such differences include those disclosed in CarLotz’ filings with the SEC, including those resulting from the impact of the ongoing Covid-19 pandemic on our business and general business and economic conditions and our ability to successfully execute our geographic expansion plans. Forward-looking statements speak only as of the date they are made, and CarLotz is under no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investors:

CarLotzIR@icrinc.com

Media:

CarLotzPR@icrinc.com